Exhibit 15.1

13 March 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated 13 March 2012, of Ocean Rig UDW Inc. to be filed for the year ended 2011 and have the following comments:

1.	We agree with the statements made in the first, third, fourth, fifth and seventh paragraphs

2.
Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fifth paragraph, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2009 and 2010 financial statements.

3.	We have no basis on which to agree or disagree with the statements made in the rest of the document including that:
i.	The change was approved by the Audit Committee of the Board of Directors; and
ii
During each of the two most recent fiscal years and through the date of their report, neither Ocean Rig UDW Inc, nor anyone on its behalf consulted with Ernst & Young (Hellas) Certified Auditors-Accountants S.A on any matter that was subject to disagreement, as that term is defined in Item 16.F of Form 20-F and the related instructions to Item 16.F of Form 20-F, or a reportable event, as that term is defined in Item 16.F of Form 20-F.

/s/ Ernst & Young AS

Ernst & Young AS
.